FOR IMMEDIATE RELEASE		PRESS RELEASE

Please Contact:	Michael Gelmon, CEO Banyan Corporation (800) 808-0899
e-mail: info@chiropracticusa.net
Investor Relations 877-980-3114
www.ChiropracticUSA.net
www.Banyancorp.com

BANYAN CORPORATION APPLAUDS DVA’S INCLUSION
OF CHIROPRACTIC CARE FOR VETERANS; DECISION
BENEFITS VETERANS AND CHIROPRACTORS

LOS ANGELES (March 31)--Banyan Corporation (OTCBB: BANY) and its subsidiary, Chiropractic USA, Inc., expressed commendation and support for the U.S. Department of Veteran Affairs (DVA) announcement of full inclusion of chiropractic care into the nation’s massive healthcare system for veterans.

The historic move by DVA Secretary Anthony Principi to offer chiropractic care to veterans will dramatically improve the healthcare available to millions of veterans who want or need to see a doctor of chiropractic. Until now, chiropractic was virtually shut out of the DVA’s roughly $26 billion annual healthcare budget. Legislative directives from Congress establish a permanent chiropractic benefit through the DVA system and authorize the DVA to hire and employ doctors of chiropractic as care providers.

Banyan CEO Michael Gelmon said, “Inclusion of chiropractic care is a major turn in the quality of healthcare available to our veterans. We are extremely pleased that our doctor of chiropractic franchisees will be in a position to offer needed care to veterans through the DVA healthcare system,” said Michael Gelmon. Chiropractic USA, Inc., is building a nationwide network of franchised chiropractic practices and now has doctors in 21 states.

Banyan President Cory Gelmon added, “This is a monumental event for veterans who may have suffered needlessly for so many years. Chiropractic care offers veterans a conservative, drug and surgery-free approach to many neuromusculoskeletal conditions. Now that our nation is producing a new generation of veterans, it is important that we support them upon their return with the best possible options in healthcare.”

In issuing the order to his department to begin inclusion of chiropractic care, Secretary Principi specifically acknowledged that the goal is “to ensure that chiropractic care is ultimately available and accessible to veterans who need it throughout the DVA system.” In 2002, 4.5 million veterans, including 75 percent of disabled and low-income veterans, received care in DVA healthcare facilities.

Michael Gelmon also commended the American Chiropractic Association (ACA) and the Association of Chiropractic Colleges (ACC) for joining America’s veterans in urging the legislative action that led to the DVA decision.

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“This is a great victory for veterans and an historic new opportunity for doctors of chiropractic across America,” said ACA President and U.S. Navy veteran Donald Krippendorf, DC. “Secretary Principi always makes certain that veterans come first. He’s done so today by acting decisively to bring chiropractic care into veterans hospitals from coast-to-coast and to make doctors of chiropractic full partners in providing care to all those who answered our country’s call to serve.”

Please contact Banyan Corporation Investor Relations toll-free at 877-980-3114. For more information about Chiropractic USA, please visit the Chiropractic USA Web site at www.ChiropracticUSA.net.

About Chiropractic USA, Inc.
Chiropractic USA, a subsidiary of Banyan Corporation, was founded in 2001 to establish a national franchise brand in the chiropractic industry. Banyan President Cory Gelmon and Banyan Chief Executive Officer Michael Gelmon are franchise lawyers who founded Domino’s Pizza of Canada Ltd. In early 2003, world-renowned chiropractic coach Dr. CJ Mertz of Team WLP s joined the Chiropractic USA Management Team. Chiropractic USA embarked on its plan in July 2002 by acquiring a chain of chiropractic clinics in Louisiana to serve as the Chiropractic USA flagship and commenced its franchise program in September of 2003.

About Banyan Corporation
Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company’s subsidiary, Chiropractic USA’, Inc., is focusing on the development of branded Chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising Chiropractic clinics under its marks and uniform operating systems and practices. The company’s other subsidiary, Banyan Financial Services, Inc. is providing practice finance solutions to the Chiropractic, Medical, Dental and Healthcare communities.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Banyan Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Banyan Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Banyan’s filings with the Securities and Exchange Commission.

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